EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements Form S-8 (No. 333-194493) and (No. 333-231256) and Registration Statement Form S-3ASR (No. 333-224717) of National General Holdings Corp. of our reports dated February 20, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of National General Holdings Corp., incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2019, and the financial statement schedules of National General Holdings Corp. included herein.

/s/ Ernst & Young LLP
New York, New York
February 20, 2020